Ex 10.1
Term Sheet
The terms and conditions contained herein set out the agreement between eSilkroad Network Limited ("ESR"), a company incorporated in Hong Kong, Wu  Honghua ("Honghua"), an individual residing in China and Tianjin Eastraise Business Technology Co., Ltd. ("Tianjin"), a company incorporated in China, and collectively referred to herein as the "Parties".

It is agreed between the Parties that the terms and conditions herein shall form the body of a formal Strategic Partnership Agreement (the "SGA"), which Agreement shall be completed within 30 days hereof.

AGREED TERMS

(1)
In consideration of deemed consideration provided by Honhua of $600,000 USD which amount represents a $1 nominal value for access by ESR to each of Tianjin's current 600,000 subscribers on the internet platform "Chinaexporter.com" and a cash investment by Honghua of $1,000,000 USD, which amount shall be deposited to the accounts of ESR from the personal accounts of Honghua within 5 business days of the execution by both Parties of the SGA, Honghua shall receive such number of shares of ESR so as to make up a total of 10% of the total issued and outstanding share capital of ESR immediately after issuance, or a total of Two Thousand Two Hundred and Forty Five (2,245) shares of ESR. Prior to the issuance of the aforementioned shares, ESR has 20,002 total issued and outstanding shares. It is agreed the issuance of the shares of ESR for the cash and equity contribution above shall be memorialized by a separate investment agreement (the "Investment Agreement"), and further, it is agreed that Tianjin/Honghua shall provide ESR information on each of its 600,000 subscribers in a database format as acceptable to both Parties.

(2)
 Tianjin shall use its best efforts to access its existing 30,000 Chinaexporter.com subscribed VIP and 3A users to successfully subscribe these users to the "eSilknet" platform of services. It is further agreed that the costs for services provided by way of subscription to the "eSilknet" platform range from $300 United States Dollars to $2,400 United States Dollars dependent on the particular service package agreed by the user, with an average at a cost of Six Hundred and Twenty-Four United States Dollars ($624) per year.  It is anticipated that during the year ended December 31, 2019 Tianjin should be able to successfully convert up to Twenty-Four Thousand (24,000) users to the "eSilknet" platform at various service levels;

(3)	As compensation for the marketing of the "eSilknet" Platform, Tianjin shall receive commissions as follows:

-	5% of the value of each successful registration for the first Fifteen Thousand (15,000) individually registered users;
-	7.5% of the value of each successful registration for each individually registered entity between Fifteen Thousand and One (15,001) and Twenty-Four Thousand (24,000) individually registered users;
-	10% of the value of each successful registration for each individually registered entity above Twenty-Four Thousand (24,000) users;
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Further, starting on the first anniversary of the registration date of each individual user of the "eSilknet" platform, Tianjin shall receive an annual commission of 2.5% of the value of the total annual subscription fee for each individual user in perpetuity;

-	Commissions paid on each successful registration shall be paid out pro-rata based on the format of the registration, be it monthly, quarterly or annually.
-	Should the cost of the offered registration fees change, the Commission rates will be adjusted accordingly.

(4)
ESR acknowledges that in the first year of operation Tianjin will have increased marketing expenses in the approximate amount of One Million ($1,000,000) United States Dollars, which amount represents a cost per 24,000 anticipated users of approximately Forty-One US Dollars and Sixty Six cents ($41.66).  In respect to these expenses ESR commits to the payment of Three Hundred and Fifty Thousand US Dollars ($350,000) immediately upon receipt of the investment from Tianjin or its assigns as set out in Item (1) contained herein.  Thereafter, Tianjin and ESR agree that up to 6.9% of each and every successful registration from an individual user shall be applied to the marketing budget after the first Eight Thousand (8,000) successful registrants until Tianjin has received reimbursement of an additional Six  Hundred and Fifty Thousand US Dollars ($650,000), provided however that Tianjin supports the annual marketing budget with receipts which document actual amounts expended to match a budget which is pre-approved by the Parties hereto.

(5)
It is agreed between the Parties that Tianjin or its assigns shall have a Right of First Refusal (ROFR) to acquire up to an additional Fifteen Percent (15%) holding in ESR on such terms as conditions are being offered by ESR at the time of the proposed cash investment.  Such ROFR shall apply ONLY to investment solicited from individual and corporate investors located in the Republic of China.

(6)
It is agreed between the Parties that the access to the "eSilknet" functionality shall be a seamless gateway for users of Chinaexporter.com and that messaging surrounding the registration for services shall take place via a customized site such as "chinaexporteresilknet.com" or such other mechanism as is agreed between the Parties and clearly defines the relationship between Chinaexporter and the "eSilknet" platform as preferred partners and/or related entities.

ACKNOWLEDGEMENT AND AGREEMENT

The undersigned, by placing their signatures on this Term Sheet, do hereby acknowledge that they have read, understood and are in agreement with the terms of agreement set forth in this Term Sheet. The terms agreed to herein by the Parties are the basis for finalizing the definitive terms of a Strategic Partnership Agreement and an Investment Agreement, as defined above. Each of the Parties agree hereby to be legally bound by the terms contained herein.

***Signature Page To Follow***

ESILKROAD NETWORK LIMITED

By: /s/Oleg Sytnyk             Date: January 18, 2019
     Oleg Sytnyk, President

Wu Honghua

By: /s/Wu Honghua            Date: January 18, 2019

TIANJIN EASTRAISE BUSINESS TECHNOLOGY CO., LTD.

By: /s/Wu Honghua            Date: January 18, 2019
      Authorized signatory - Wu Honghua

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